EQUITY LIFESTYLE PROPERTIES, INC.
COMPENSATION RECOVERY POLICY

1.Purpose. This Policy sets forth the terms on which the Company shall recover erroneously awarded compensation received by Covered Persons of the Company. This Policy is intended to comply with Rule 10D-1 of the Exchange Act, Section 303A.14 of the NYSE Listed Company Manual and any related rules or regulations adopted by the SEC or the Exchange.
2.Definitions. Unless the context otherwise requires, the following terms used in this Policy shall have the following meanings:
(a)“Board” means the Board of Directors of the Company.
(b)“Committee” means the Compensation, Nominating and Corporate Governance Committee of the Board.
(c)“Company” means Equity LifeStyle Properties, Inc.
(d)“Covered Person” means “executive officers” as such term is defined in Rule 10D-1 of the Exchange Act, and includes the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company. Executive officers of the Company’s subsidiaries are deemed executive officers of the Company if they perform such policy-making functions for the Company. Policy-making function is not intended to include policy-making functions that are not significant. An “executive officer” for purposes of this Policy includes at a minimum executive officers identified pursuant to Item 401(b) of SEC Regulation S-K.
(e)“Effective Date” means October 2, 2023.
(f)“erroneously awarded compensation” has the meaning set forth in Section 3(c).
(g)“Exchange” means the New York Stock Exchange.
(h)“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.
(i)“financial reporting measures” means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also financial reporting measures. For avoidance of doubt, a financial reporting measure need not be presented within the Company’s financial statements or included in a filing with the SEC.
(j)“incentive-based compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a financial reporting measure.

(k)“Policy” means this Equity LifeStyle Properties, Inc. Compensation Recovery Policy, as in effect from time to time.
(l)“received” has the following meaning: incentive-based compensation is deemed received in the Company’s fiscal period during which the financial reporting measure specified in the incentive-based compensation award is attained, even if the payment or grant of the incentive-based compensation occurs after the end of that period.
(m)“Restatement” means any required accounting restatement of the financial statements of the Company due to the material noncompliance of the Company with any financial reporting requirement under the applicable U.S. federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
(n)“SEC” means the U.S. Securities and Exchange Commission.
3.Recovery of Erroneously Awarded Compensation. In the event that the Company is required to prepare a Restatement, the Company shall recover reasonably promptly from any Covered Person the amount of erroneously awarded compensation. The Company’s obligation to recover erroneously awarded compensation is not dependent on, if or when the restated financial statements are filed.
(a)Scope of Policy. This Policy shall apply to all incentive-based compensation received on or after the Effective Date by a Covered Person:
(i)After beginning service as a Covered Person;
(ii)Who served as a Covered Person at any time during the performance period for that incentive-based compensation;
(iii)While the Company has a class of securities listed on a national securities exchange or a national securities association; and
(iv)During the three completed fiscal years immediately preceding the date that the Company is required to prepare a Restatement. In addition to these last three completed fiscal years, this Policy shall apply to any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years. However, a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months would be deemed a completed fiscal year.
(b)Date of Accounting Restatement. The date that the Company is required to prepare a Restatement is the earlier to occur of:
(i)the date on which the Board, a committee thereof or the Company’s officers authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement; and

(ii)the date a court, regulator or other legally authorized body directs the Company to prepare a Restatement.
(c)Amount Subject to Recovery. The amount of incentive-based compensation subject to this Policy (“erroneously awarded compensation”) is the amount of incentive-based compensation received that exceeds the amount of incentive-based compensation that otherwise would have been received had it been determined based on the restated amounts, and shall be computed without regard to any taxes paid. For incentive-based compensation based on stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in a Restatement: (i) the amount shall be based on a reasonable estimate of the effect of the Restatement on the stock price or total shareholder return upon which the incentive-based compensation was received; and (ii) the Company shall maintain documentation of the determination of that reasonable estimate and provide such documentation to the Exchange.
(d)Impracticability of Recovery. The Company shall recover erroneously awarded compensation in compliance with this Policy except to the extent that the conditions of clauses (i) or (ii) below are met, and the Committee (or in the absence thereof, a majority of the independent directors serving on the Board) has made a determination that recovery would be impracticable.
(i)The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of erroneously awarded compensation based on expense of enforcement, the Company shall make a reasonable attempt to recover such erroneously awarded compensation, document such reasonable attempt to recover, and provide that documentation to the Exchange.
(ii)Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.
(e)Prohibition on Indemnification. The Company shall not indemnify any current or former Covered Person against the loss of erroneously awarded compensation.
(f)Method of Recovery. The Committee shall determine, in its sole and exclusive discretion, the method or methods for recovering any erroneously awarded compensation, which methods need not be the same, or applied in the same manner, to each Covered Person, provided that any such method shall provide for reasonably prompt recovery and otherwise comply with any requirements of the SEC and the Exchange.
4.Disclosure. The Company shall file all disclosures with respect to this Policy in accordance with the requirements of the U.S. federal securities laws, including the disclosure required by the applicable rules of the SEC.
5.Administration.
(a)Effective Date. This Policy shall take effect on the Effective Date.

(b)Authority of Committee. This Policy shall be administered and interpreted by the Committee in accordance with Rule 10D-1 of the Exchange Act, Section 303A.14 of the NYSE Listed Company Manual and any related rules or regulations adopted by the SEC or the Exchange. Except as limited by applicable law, and subject to the provisions of this Policy, the Committee shall have full power, authority and sole and exclusive discretion to construe, interpret and administer this Policy, and to delegate its authority pursuant to this Policy. In addition, the Committee shall have full and exclusive power to adopt such rules, regulations and guidelines for carrying out this Policy and to amend this Policy, in each case, as it may deem necessary or proper. Subject to Section 3(d), this Policy also may be administered by the Board, and references in this Policy to the “Committee” shall be understood to refer to the full Board.
(c)Decisions Binding. In making any determination or in taking or not taking any action under this Policy, the Committee may obtain and rely on the advice of experts, including employees of, and professional advisors to, the Company. Any action taken by, or inaction of, the Committee or its delegates relating to or pursuant to this Policy shall be within the absolute discretion of the Committee or its delegates. Such action or inaction of the Committee or its delegates shall be conclusive and binding on the Company and any current or former Covered Person affected by such action or inaction. The terms of this Policy shall be binding and enforceable against all Covered Persons subject to this Policy and their beneficiaries, heirs, executors, administrators or other legal representatives.
(d)Severability. If any provision of this Policy or the application of such provision to any Covered Person shall be adjudicated to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Policy, and the invalid, illegal or unenforceable provisions shall be deemed amended to the minimum extent necessary to render any such provision (or the application of such provision) valid, legal or enforceable.
(e)Enforcement. The application and enforcement of this Policy does not preclude the Company from taking any other action to enforce a Covered Person’s obligations to the Company, including termination of employment or institution of legal proceedings. Nothing in this Policy restricts the Company from seeking recoupment under any other compensation recoupment Policy or any applicable provisions in plans, agreements, awards or other arrangements that contemplate the recoupment of compensation from a Covered Person. If a Covered Person fails to repay erroneously awarded compensation that is owed to the Company under this Policy, the Company shall take all appropriate action to recover such erroneously awarded compensation from the Covered Person, and the Covered Person shall be required to reimburse the Company for all expenses (including legal expenses) incurred by the Company in recovering such erroneously awarded compensation.
(f)Policy Not Exclusive. Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery, recoupment, forfeiture or offset that may be available to the Company pursuant to the terms of any other applicable Company policy, compensation or benefit plan, agreement or arrangement or other agreement or applicable law; provided, however, that there shall be no duplication of recovery of the same compensation.

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Approved by the Compensation, Nominating and Corporate Governance Committee on October 23, 2023.

Approved by the Board of Directors on October 24, 2023.

EQUITY LIFESTYLE PROPERTIES, INC.
COMPENSATION RECOVERY POLICY

ACKNOWLEDGEMENT FORM

By signing below, I, the undersigned, acknowledge and agree as follows:
1.I have received and reviewed a copy of the Equity LifeStyle Properties, Inc. Compensation Recovery Policy (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Policy”);
2.I am bound by, subject to, and shall comply with, all terms and conditions of the Policy, both during and after my period of employment or service with the Company and its affiliates;
3.In the event of any conflict between the Policy and the terms of any employment or other agreement to which I am a party, or any compensation or benefit plan, program or arrangement in which I participate, the terms of the Policy shall govern; and
4.If it is determined by the Committee (as defined in the Policy) that any amounts granted, awarded, paid or provided to me should be forfeited or reimbursed to the Company or its affiliates, I shall promptly take any action necessary to effectuate such forfeiture and/or reimbursement.

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